Exhibit 99

Release:	On receipt, Apr. 27, 2020
Media Contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor Contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal® announces First Quarter 2020 results

Company also announces common stock dividend

Company Highlights
•	First quarter 2020 net income attributable to Principal Financial Group®, Inc. (PFG) of $288.9 million, or $1.04 per diluted share
•	First quarter 2020 non-GAAP operating earnings[1] of $319.6 million, or $1.15 per diluted share
•	Assets under management (AUM) of $631.1 billion
•	Company declares second quarter 2020 common stock dividend of $0.56 per share; a 4% increase over second quarter 2019

(Des Moines, Iowa) – During the first quarter of 2020, Principal Financial Group® (Nasdaq: PFG) managed and responded to the global COVID-19 pandemic – successfully redirecting resources and efforts to maintain operations, continuing to serve customers worldwide, and keeping our employees safe.

“The COVID-19 health crisis has touched every aspect of our lives and our business, and I’m extremely proud of our leadership team and employees who adapted quickly to ensure we could continue to meet the needs of our customers and stay aligned to our core values and our long-term strategy,” said Dan Houston, chairman, president, and CEO of Principal®. “We started 2020 from a position of financial strength and stability with a solid balance sheet, high quality investment portfolio, and ample liquidity. Coupled with our diversified operating model, Principal is not only able to meet the financial needs of our business, but along with the Principal Foundation we are also providing more than $25 million in customer relief and support to our communities.”

At the onset of COVID-19, Principal prioritized the health and safety of its nearly 18,000 global employees. Today, 95 percent of company employees are working remotely with no significant interruption for its 37 million customers. In the U.S., Principal has also extended grace periods, waived loan origination and hardship withdrawal fees, among other adjustments to help its customers financially impacted by the pandemic and make it easier to do business with the company.

Additional details on the impacts of COVID-19 to Principal can be found in our first quarter 2020 earnings call slide presentation and details of our U.S. investment portfolio are available in a supplemental slide presentation, both available at principal.com/investor.

First quarter 2020 financial results

•	Net income attributable to PFG for first quarter 2020 of $288.9 million, compared to $429.9 million for first quarter 2019. Net income per diluted share of $1.04 for first quarter 2020 compared to $1.53 in the prior year quarter.

1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax.

•	Non-GAAP operating earnings for first quarter 2020 of $319.6 million, compared to $400.3 million for first quarter 2019. Non-GAAP operating earnings per diluted share of $1.15 for first quarter 2020 compared to $1.43 for first quarter 2019.

•	Quarterly common stock dividend of $0.56 per share for second quarter 2020 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.22 per share, a 3% increase compared to the prior year trailing twelve-month period. The dividend will be payable on June 26, 2020, to shareholders of record as of June 1, 2020.

Other first quarter highlights

•	Strong Morningstar investment performance[2], with 64% of Principal investment options above median on a one-year basis, 77% on a three-year basis, and 80% on a five-year basis. Additionally, 73% of fund level AUM had a 4- or 5-star rating.

•	Retirement and Income Solutions (RIS) - Fee sales[3] were $4.8 billion and net cash flow was $2.1 billion, including a 14% increase in recurring deposits from the prior year quarter.

•	RIS-Spread account values were $52.5 billion, a 12% increase over the prior year quarter. First quarter sales were $2.3 billion, including a record $1.5 billion of pension risk transfer sales.

•	Principal Global Investors (PGI) managed AUM was $405.5 billion. First quarter U.S. Mutual Funds sales were a record $7.9 billion.

•	Principal International (PI) generated net cash flow of $0.3 billion, marking its 46th consecutive quarter of positive net cash flow.

•	Specialty Benefits pre-tax return on premium and fees[4] of 14.8% increased 430 basis points from the prior year quarter.

•	Individual Life premium and fees increased 7% over the prior year quarter.

Continued strong financial position at the end of the first quarter

•	$3.0 billion of total company available cash and liquid assets. We also have $800 million of revolving credit facilities available for liquidity purposes.

•	$1.7 billion of cash and liquid assets held in our holding companies and other subsidiaries, which is available for corporate purposes. Additionally, we have access to a contingent capital facility that allows us to borrow up to $1 billion, the current fair value of the Treasury assets in the facility[5].

•	Estimated statutory risk-based capital (RBC) ratio for Principal Life Insurance Company of 409%; above the midpoint of our targeted RBC ratio range of 400%.

2 Represents the percentage of Principal actively managed mutual funds, exchange traded funds (ETFs), insurance separate accounts, and collective investment trusts (CITs) in the top two Morningstar quartiles. Excludes Money Market, Stable Value, Liability Driven Investment, Hedge Fund Separate Account and US Property Separate Account.

3 RIS-Fee reported sales, net cash flow, and recurring deposit growth does not include the IRT business.

4 Premium and fees = premiums and other considerations plus fees and other revenues.

5 On March 8, 2018, we entered into two contingent funding agreements that give us the right at any time over a ten-year or thirty-year period to issue up to $400.0 million or $350.0 million, respectively, of senior notes.

•	Our next debt maturity, for $300 million, isn’t until 2022 and is followed by a balanced, laddered maturity schedule into the future.

•	Deployed $371.4 million of capital during the first quarter, including:

o	$153.6 million of common stock dividends with the $0.56 per share common dividend paid in the first quarter, and

o	$217.8 million to repurchase 4.1 million shares of common stock.

Segment Results

Retirement and Income Solutions - Fee

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q20	1Q19	% Change	1Q20	1Q20	% Change
Pre-tax operating earnings[6]	$83.1	$128.6	(35)%	$416.3	$493.7	(16)%
Net revenue[7]	$486.1	$379.7	28%	$1,859.9	$1,552.4	20%
Pre-tax return on net revenue[8]	17.1%	33.9%		22.4%	31.8%

•	Pre-tax operating earnings decreased $45.5 million primarily due to higher deferred acquisition cost (DAC) amortization expense due to the lower equity markets and impacts associated with the Institutional Retirement and Trust (IRT) business.

•	Net revenue increased $106.4 million primarily due to the addition of the IRT business.

Retirement and Income Solutions - Spread

(in millions except percentages or otherwise noted)	Quarter			Trailing Twelve Months
	1Q20	1Q19	% Change	1Q20	1Q19	% Change
Pre-tax operating earnings	$122.0	$112.0	9%	$422.2	$425.2	(1)%
Net revenue	$166.9	$169.2	(1)%	$614.7	$604.7	2%
Pre-tax return on net revenue	73.1%	66.2%		68.7%	70.3%

•	Pre-tax operating earnings increased due to favorable experience gains and higher variable investment income, partially offset by the net impact of lower annuity sales in the quarter.

•	Net revenue decreased $2.3 million due to lower fixed annuity sales.

6 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.

7 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.

8 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Global Investors

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	1Q20	1Q19	% Change	1Q20	1Q19	% Change
Pre-tax operating earnings	$111.7	$100.7	11%	$494.3	$549.1	(10)%
Operating revenues less pass-through expenses [9]	$347.1	$303.6	14%	$1,388.1	$1,549.4	(10)%
Pre-tax return on operating revenues less pass-through expenses [10]	32.6%	33.6%		36.1%	35.8%
Total PGI assets under management (billions)	$405.5	$423.1	(4)%
PGI sourced assets under management (billions)	$192.7	$205.6	(6)%

•	Pre-tax operating earnings increased $11.0 million from the prior year quarter primarily due to higher operating revenues less pass-through expenses partially offset by higher variable expenses.

•	Operating revenues less pass-through expenses increased $43.5 million primarily due to growth in management fees.

Principal International

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	1Q20	1Q19	% Change	1Q20	1Q19	% Change
Pre-tax operating earnings	$30.8	$111.1	(72)%	$310.4	$292.2	6%

Combined[11] net revenue (at PFG share)	$180.0	$252.1	(29)%	$931.2	$951.9	(2)%
Pre-tax return on combined net revenue (at PFG share)	17.1%	44.1%		33.3%	30.7%

Assets under management (billions)	$134.5	$161.4	(17)%

•	Pre-tax operating earnings decreased $80.3 million primarily due to unfavorable encaje performance in the current quarter relative to favorable encaje performance in the year ago quarter as well as foreign currency translation headwinds.

•	Combined net revenue (at PFG share) decreased $72.1 million due to unfavorable encaje performance and foreign currency translation headwinds.

9 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

10 Pre-tax return on operating revenues less pass-through expenses = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through expenses.

11 Combined net revenue: net revenue for all PI companies at 100% less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Specialty Benefits Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	1Q20	1Q19	% Change	1Q20	1Q19	% Change
Pre-tax operating earnings	$88.2	$59.5	48%	$380.9	$280.2	36%

Premium and fees	$597.1	$564.5	6%	$2,359.8	$2,208.1	7%
Pre-tax return on premium and fees [12]	14.8%	10.5%		16.1%	12.7%

Incurred loss ratio	59.6%	64.2%		60.0%	62.1%

•	Pre-tax operating earnings increased $28.7 million primarily due to a very favorable loss ratio and growth in the business.

•	Premium and fees increased $32.6 million reflecting retention, sales, and in-group growth.

•	Incurred loss ratio decreased primarily due to lower dental and vision claims related to COVID-19 provider office closures.

Individual Life Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	1Q20	1Q19	% Change	1Q20	1Q19	% Change
Pre-tax operating earnings	$41.3	$51.2	(19)%	$159.5	$182.5	(13)%

Premium and fees	$317.5	$297.1	7%	$1,265.4	$1,103.3	15%
Pre-tax return on premium and fees	13.0%	17.2%		12.6%	16.5%

~~•~~	Pre-tax operating earnings decreased $9.9 million primarily due to unfavorable claims driven by higher severity, partially offset by growth in the business.

~~•~~	Premium and fees increased $20.4 million due to growth in the business.

Corporate

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	1Q20	1Q19	% Change	1Q20	1Q19	% Change
Pre-tax operating losses	$(91.1)	$(84.4)	(8)%	$(387.0)	$(286.2)	(35)%

•	Pre-tax operating losses increased $6.7 million primarily due to higher operating expenses.

12 Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income attributable to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2019, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the elimination of the London Inter-Bank Offered Rate (“LIBOR”); the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC asset and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; damage to the company’s reputation; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; the company’s hedging or risk management strategies prove ineffective or insufficient; inability to attract and retain qualified employees and sales representatives and develop new distribution sources; an interruption in telecommunication, information technology or other systems, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks; fluctuations in foreign currency exchange rates; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; a pandemic, terrorist attack, military action or other catastrophic event; the ongoing COVID-19 pandemic and the resulting financial market impacts; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; risks related to the company’s acquisition of Wells Fargo Bank, N.A.’s IRT business; loss of key vendor relationships or failure of a vendor to protect information of our customers or employees; the company’s enterprise risk management framework may not be fully effective in identifying all of the risks to which the company is exposed; and global climate change.

Use of Non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call

On Tuesday, Apr. 28, 2020, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.
•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 7354068.
•	Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 7354068. This replay will be available approximately two hours after the completion of the live earnings call through the end of day May 4, 2020.
•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.

The company’s financial supplement and slide presentation is currently available at principal.com/investor, and may be referred to during the call.

About Principal®13

Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals – offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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13 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Summary of Principal Financial Group, Inc. and Segment Results

	(in millions)
	Three Months Ended,		Trailing Twelve Months,
Principal Financial Group, Inc. Results:	3/31/20	3/31/19	3/31/20	3/31/19
Net income attributable to PFG	$288.9	$429.9	$1,253.2	$1,579.3
Net realized capital (gains) losses, as adjusted	30.7	(29.6)	235.2	9.7
Non-GAAP Operating Earnings*	$319.6	$400.3	$1,488.4	$1,589.0
Income taxes	66.4	78.4	308.2	347.7
Non-GAAP Pre-Tax Operating Earnings	$386.0	$478.7	$1,796.6	$1,936.7

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$205.1	$240.6	$838.5	$918.9
Principal Global Investors	111.7	100.7	494.3	549.1
Principal International	30.8	111.1	310.4	292.2
U.S. Insurance Solutions	129.5	110.7	540.4	462.7
Corporate	(91.1)	(84.4)	(387.0)	(286.2)
Total Segment Pre-Tax Operating Earnings	$386.0	$478.7	$1,796.6	$1,936.7

	Per Diluted Share
	Three Months Ended,
	3/31/20	3/31/19
Net income	$1.04	$1.53
Net realized capital (gains) losses, as adjusted	0.11	(0.10)
Non-GAAP Operating Earnings	$1.15	$1.43
Weighted-average diluted common shares outstanding (in millions)	277.2	280.9

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings

Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics

	Period Ended,
	3/31/20	12/31/19
Total assets (in billions)	$246.9	$276.1
Stockholders’ equity (in millions)	$12,972.6	$14,685.8
Total common equity (in millions)	$12,907.5	$14,618.0
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$11,879.5	$12,238.3
End of period common shares outstanding (in millions)	273.4	276.6
Book value per common share	$47.21	$52.85
Book value per common share excluding AOCI other than foreign currency translation adjustment	$43.45	$44.25

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions, except as indicated)

	Period Ended,
	3/31/20	12/31/19
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$12,972.6	$14,685.8
Noncontrolling interest	(65.1)	(67.8)
Stockholders’ equity available to common stockholders	12,907.5	14,618.0
Net unrealized capital (gains) losses	(1,452.6)	(2,815.3)
Net unrecognized postretirement benefit obligation	424.6	435.6
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$11,879.5	$12,238.3

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$47.21	$52.85
Net unrealized capital (gains) losses	(5.31)	(10.17)
Net unrecognized postretirement benefit obligation	1.55	1.57
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$43.45	$44.25

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	3/31/20	3/31/19	3/31/20	3/31/19
Income Taxes:
Total GAAP income taxes (benefits)	$43.2	$73.9	$218.5	$250.1
Net realized capital gains (losses) tax adjustments	12.4	(15.9)	27.0	43.4
Income taxes related to equity method investments and noncontrolling interest	10.8	20.4	62.7	54.2
Income taxes	$66.4	$78.4	$308.2	$347.7

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$131.4	$84.5	$(5.9)	$34.2

Recognition of front-end fee revenues	15.7	3.1	21.1	5.1
Market value adjustments to fee revenues	-	-	-	0.1
Net realized capital gains (losses) related to equity method investments	(5.1)	(0.4)	(2.1)	(6.0)
Derivative and hedging-related revenue adjustments	(13.6)	(11.5)	(82.5)	(58.6)
Sponsored investment fund adjustments	3.9	8.0	19.5	18.8
Amortization of deferred acquisition costs	(165.8)	(7.2)	(174.3)	(31.3)
Capital gains distributed – operating expenses	28.6	5.4	(8.4)	10.4
Amortization of other actuarial balances	(53.6)	(9.2)	(69.5)	(17.7)
Market value adjustments of embedded derivatives	(23.4)	7.0	36.2	23.1
Capital gains distributed – cost of interest credited	14.8	(14.1)	(7.7)	(15.3)
Net realized capital gains (losses) tax adjustments	12.4	(15.9)	27.0	43.4
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	24.0	(20.1)	11.4	(15.9)
Total net realized capital gains (losses) after-tax adjustments	(162.1)	(54.9)	(229.3)	(43.9)

Net realized capital gains (losses), as adjusted	$(30.7)	$29.6	$(235.2)	$(9.7)

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	3/31/20	3/31/19	3/31/20	3/31/19
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$390.8	$339.0	$1,557.6	$1,706.8
Commissions and other expenses	(43.7)	(35.4)	(169.5)	(157.4)
Operating revenues less pass-through expenses	$347.1	$303.6	$1,388.1	$1,549.4

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$30.8	$111.1	$310.4	$292.2
Combined operating expenses other than pass-through commissions (at PFG share)	149.2	141.0	620.8	659.7
Combined net revenue (at PFG share)	$180.0	$252.1	$931.2	$951.9